THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

                   AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

     AGREEMENT made this ___ day of __________, 2001, by and between Indiginet, Inc., a Florida corporation, (the "ISSUER"), and SBSI/Cyberspeedway, Inc. ("SBSI").

     In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

     THE PARTIES HERETO AGREE AS FOLLOWS:

     1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue a total of _______________ shares of ISSUERS restricted common stock to SBSI's shareholders as follows:


W. James Lane       97.17%           404,874
C. David Moran       2.83%            11,792


such that SBSI shall become a wholly owned subsidiary of the Issuer. The amount of shares will be determined at the closing by dividing $50,000 by the share price of IGTT on that day.

i. MINIMUM SHARE PRICE. The Company will guarantee the value of the shares for a period of sixty days by setting a minimum value to the share price determined at closing. At the end of sixty days following the closing, the average trading price of IGTT for that period will be determined, and if the average price is less than the price at closing,, the difference will be made up in cash, stock or a combination of both at the sole discretion of the ISSUER.

2. CASH. At the closing, the Issuer will present W. James Lane the amount of $48,585 in a cashier's check and C. David Moran the amount $1415.00 in a cashier's check.

3. REPRESENTATIONS AND WARRANTIES. ISSUER represents and warrants to SBSI the following:

     i. Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Florida, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Florida. All actions taken by the Incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Florida.

     ii. Capital. The authorized capital stock of ISSUER consists of 500,000,000 shares of common stock and 15,000,000 shares of preferred stock, which, prior to the issuance of shares hereunder, and at closing, there will be 372,560,000 shares issued and outstanding and no preferred stock issued. All such outstanding shares shall be fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. None of the outstanding shares of ISSUER are subject to any stock restriction agreements. All of the shareholders of ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Florida.

     iii. Pink Sheet Listing. The Company is a reporting company and is currently listed for trading on the National Quotation Bureau Electronic Pink Sheets with the following trading symbol: IGTT.

     iv. Assets and Liabilities. ISSUER does not have any material debt, liability, or material obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUERS' financial statement. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock. There is no dispute of any kind between ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. At closing, ISSUER will be free from any and all liabilities, liens, claims and/or commitments.

     v. Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired .

     vi. Full Disclosure. None of the representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

     vii. Contract and Leases. ISSUER is not currently carrying on any business and is not a party to any contract, agreement or lease. No person holds a power of attorney from ISSUER.

     viii. Compliance with Laws. To the best of its knowledge, ISSUER has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation.

     ix. Litigation. ISSUER is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

     x. Conduct of Business. Prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem or sell stock or other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (6) enter into any other transaction.

     xi. Corporate Documents. Copies of each of the following documents, which are true complete and correct in all material respects, will be attached to and made a part of this Agreement:


(1)      Articles of Incorporation;
(2)      Bylaws;
(3)      Minutes of Shareholders Meetings;
(4)      Minutes of Directors Meetings;


     xii. Documents. All minutes, consents or other documents pertaining to ISSUER to be delivered at closing shall be valid and in accordance with the laws of Florida.

     xiii. Title. The Shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which, offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to this Agreement. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares, impair, restrict or delay any voting rights with respect to the Shares.

4. SBSI represents and warrants to ISSUER the following:

     i. Organization. SBSI is a corporation duly organized, validly existing, and in good standing under the laws of Arizona and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Arizona.

     ii. Counsel. SBSI represents and warrants that prior to Closing, it has been represented by independent counsel.

5. INVESTMENT INTENT. SBSI is acquiring the Shares for its own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares.

6. CLOSING. The closing of this transaction shall take place at the offices of SBSI/Cyberspeedway, Inc. at 7745 E. Redfield Rd., Suite 200, Scottsdale, AZ 85260. Unless the closing of this transaction takes place on or before October 31, 2001, then either party may terminate this Agreement.

7. DOCUMENTS TO BE DELIVERED AT CLOSING.

     i. By the ISSUER

     (1) Board of Directors Minutes authorizing the issuance of a certificate or certificates for the Shares to be issued pursuant to this Agreement.

     (2)  Cashier's checks in the amount of $50,000.00.

     (3)  Employment Agreement for W. James Lane.

     (4) A lease agreement for a minimum of one year at $850 per month for the SBSI premises at 7745 E. Redfield Rd, Suite 200, Scottsdale, AZ 85260.


     ii. SBSI.

     (1) Delivery to the ISSUER, or to its Transfer Agent, the certificates representing 100% of the issued and outstanding stock of SBSI.

     (2) The releases of the Stockholders as detailed in the Letter of Intent between the parties dated August 30, 2001.

     (3) Documentation showing the removal and or satisfaction of any bank or shareholder loan liabilities of SBSI.

8. MISCELLANEOUS.

     i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     ii. No oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     iii. Jurisdiction and Venue. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Arizona, If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Maricopa County, Arizona. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

     iv. Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (I) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

     v. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

     vi. Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

     vii. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     viii. Notices. All notices requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:


ISSUER: Jeffrey Black
Indiginet, Inc.
PO Box 45276
Phoenix, AZ 85064


SBSI: W. James Lane, President
SBSI/Cyberspeedway, Inc.
7745 E. Redfield Rd., Ste. 200
Scottsdale, AZ 85260

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on this _________ day of ____________________, 2001.



ISSUER                                                  SBSI
Indiginet, Inc.                                         SBSI/Cyberspeedway, Inc.


/s/ Jeffrey Black                                       /s/ W. James Lane
-----------------                                       -----------------
Jeffrey Black, President                                W. James Lane, President